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Memory Pharmaceuticals Presents Data for MEM 3454 and MEM 1003 at the American College of
Neuropsychopharmacology Annual Meeting

MONTVALE, N.J., December 7, 2006/PRNewswire-FirstCall/ — Memory Pharmaceuticals Corp. (Nasdaq: MEMY) today announced that it had presented new preclinical data for its lead compounds, MEM 3454 and MEM 1003, at the American College of Neuropsychopharmacology (ACNP) Annual Meeting, held in Hollywood, Florida, from December 3-7, 2006.

The new MEM 3454 data were presented during the “Hot Topics” portion of the meeting and in two poster presentations. These results define dose-response relationships and minimally effective doses in microdialysis measurements of dopamine and acetylcholine release in rat medial prefrontal cortex and hippocampus. The preclinical data also demonstrate that MEM 3454 has an additive effect on both dopamine and acetylcholine release when combined with the atypical antipsychotic risperidone. Consistent with previously released preclinical and clinical data, these new data provide further support that MEM 3454 may be an effective treatment for cognitive impairment associated with schizophrenia and Alzheimer’s disease, and may be a useful adjunct to antipsychotic therapy.

“Our understanding of the impact of enhancing dopamine and acetylcholine function in key brain regions is such that it is reasonable to expect MEM 3454 could be of significant benefit in a wide range of neuropsychiatric disorders,” commented Herbert Meltzer, M.D., of Vanderbilt University. “This, of course, has to be established through further clinical trials,” continued Dr. Meltzer, who generated some of the new data on MEM 3454 and presented it at the ACNP meeting on behalf of Memory Pharmaceuticals.

In addition to presenting the new preclinical data on MEM 3454, the Company also summarized previously released preclinical and clinical data. These clinical data demonstrate that MEM 3454 at a dose of 15 mg administered once per day had a statistically significant positive effect on cognition (as measured by the Cognitive Drug Research battery) in healthy individuals during a two week multiple dose study. Memory Pharmaceuticals intends to begin a Phase 2a study of MEM 3454 in Alzheimer’s disease in early 2007.

The new MEM 1003 data, presented in a poster presentation, demonstrate this drug candidate’s potential to improve cognition in a genetic mouse model for Alzheimer’s disease. The presentation also highlighted other preclinical data from the MEM 1003 program, including electrophysiology data, which suggest that the CNS selectivity of MEM 1003 might be explained by the voltage dependence of its action at calcium channels. Phase 1 clinical data demonstrating the safety and tolerability of single and multiple doses of MEM 1003 were also presented. Memory Pharmaceuticals is currently conducting Phase 2a studies of MEM 1003 in Alzheimer’s disease and bipolar mania.

“Both MEM 3454 and MEM 1003 continue to produce preclinical and clinical data supporting the potential for their use as treatments for diseases associated with cognitive impairment,” said David A. Lowe, PhD, Chief Scientific Officer of Memory Pharmaceuticals. “We are eager to see the results of our proof-of-concept trials for both of these compounds.”

About MEM 3454 and MEM 1003
MEM 3454 is a partial agonist of the nicotinic alpha-7 receptor which is a highly specialized receptor found in the central nervous system. Compounds acting on this receptor could be beneficial in the treatment of Alzheimer’s disease and schizophrenia, as well as other psychiatric and neurological disorders.

MEM 1003 is a calcium channel blocker that is thought to work by modulating calcium concentrations inside cells. Disruption of calcium homeostasis has been shown to be a factor in a number of neurological and psychiatric diseases, including Alzheimer’s disease and bipolar disorder.

About the Company
Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders such as Alzheimer’s disease, schizophrenia, depression and bipolar disorder. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the risks and uncertainties associated with: obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; conducting preclinical and clinical trials of Memory Pharmaceuticals’ drug candidates that demonstrate these candidates’ safety and effectiveness; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationship with Bayer; achieving milestones under Memory Pharmaceuticals’ collaborations; Memory Pharmaceuticals’ dependence on third-party preclinical or clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to Memory Pharmaceuticals. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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